STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and ex1stmg under and by virtue of the General

Corporation Law of the State of Delaware does hereby certify:

FIRST: That al a meeting of the Board of Directors of

SQB Holdings Corporation

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation  of  said  corporation,  declaring  said  amendment  to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The  resolution  setting  forth  the  proposed  amendment  is as follows:

RESOLVED , that the Certificate of incorporation of this corporation be amended by changing the A1ticle thereof numbered "   1   and IV    " so that, as amended, said Article shall be and read as follows:

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section  222 of the General  Corporation  Law of the State or Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:     That said amendment was duly adopted in accordance with the provisions of Section 242 of  the General  Corporation  Law of the State  of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be

signed this 24 t h                       day of October               , 2019 .

State of Delaware Secretary of State Dirision of Corporations

Delire red 11:03 A:\110/30/2019

FILED 11:03 A.\I 10;3012019

SR 20197809712 - File .\um ber 7223091

Name: Frank I Iqwealor

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